Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made as of the 4th day of August, 2016 ("Effective Date"), by and between LivaNova France SAS ("Company") and Michel Darnaud ("Consultant").

WHEREAS, Consultant has served as President of Company's Cardiac Surgery Business Unit since February 2008 and has extensive experience, skills and knowledge with respect to both Company's business operations and the cardiac surgery field generally, all of which are valuable in connection with Company's ongoing business; and

WHEREAS, following Consultant's separation from employment with the Company, Company desires to retain Consultant in order to continue to access Consultant's experience and transition his knowledge of Company's business and the cardiac surgery industry generally, and Consultant desires to be retained by Company pursuant to the terms of this Agreement.

NOW, THEREFORE, Company and Consultant agree as follows:

1. Services.  Company and Consultant have agreed that Consultant will separate from employment with Company on or about March 31, 2017 (the actual date of separation shall be deemed the "Separation Date"). Following the Separation Date, Consultant agrees to perform consulting services of the nature and type described in Exhibit A, as may be requested from time to time by Company (the "Services").

2. Compensation and Expenses.  As compensation for the Services performed by Consultant under this Agreement, and in order to to maintain Consultant's availability to provide the Services, Company will pay Consultant the amounts stated in Exhibit A.

3. Taxes.  Consultant shall have sole responsibility for withholding and payment of all applicable taxes or contributions imposed or required under applicable law with respect to any amounts paid by Company to Consultant under this Agreement.

4. Confidential Information.  Consultant acknowledges that in the course of performing the Services he may receive or be given access to information Company regards as confidential or proprietary ("Confidential Information"). Consultant agrees that he will not disclose any Confidential Information to any third party or use same for his own benefit without the prior written consent of a duly authorized officer of Company.  The foregoing restrictions will not apply to any information from and after the time it becomes public knowledge as a result of conduct or circumstances other than the Consultant's breach of this covenant. Consultant represents that during the Term no business relationships, employment relationships and consulting obligations of Consultant shall involve the disclosure of Company's Confidential Information.

5. Term and Termination.  Unless terminated earlier or extended by agreement of the parties, the term of this Agreement shall be for the period commencing on the Effective Date and ending on the four (4) year anniversary of the Separation Date (the "Term").  Company may terminate this Agreement with or without cause on thirty (30) days written notice; provided, however, that if Company terminates this Agreement without cause it will pay Consultant the remaining compensation to which he would otherwise be eligible under Exhibit A had this Agreement run the full Term.
6. Independent Contractor Status; No Agency.  Consultant's relationship to Company will be that of an independent contractor.  The Parties do not intend that any agency or partnership relationship be created between them by this Agreement.  Consultant understands and agrees that Consultant is not an employee of Company.  Consultant agrees that Consultant is not entitled to any Company employee benefits or benefit plans of any kind under this Agreement. Consultant shall have no authority or right, express or implied, to assume or create any obligation or responsibility on behalf of Company or to bind Company in any manner without the express authorization of Company.  Consultant will not represent the contrary, either expressly or implicitly, to anyone.
IN WITNESS WHEREOF, the Parties have caused this Consulting Agreement to be executed and effective as of the Effective Date.

MICHEL DARNAUD	LIVANOVA FRANCE SAS

By:/s/ Michel Darnaud	By: /s/ Yann Journ

Print Name: Yann Journo

Title: Vice President, HR

Date: August 4, 2016	Date: August 4, 2016

EXHIBIT A

CONSULTING SERVICES
Consultant will, during the Term of this Agreement, be available upon reasonable notice from Company to:
•	Consult with and assist Company in transitioning management of the Cardiac Surgery business to his successor(s);
•	Consult with and assist Company in matters relating to cardiac surgery generally, leveraging Consultant's extensive experience in the industry;
•
With or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities with respect to matters concerning which Consultant has or may have knowledge as a result of or in connection with his former employment by Company. In performing his obligation to testify or otherwise provide information, Consultant will truthfully, forthrightly, and completely provide the information requested; and

•	Such other industry or management consulting matters as Company and Consultant may mutually agree in advance.
COMPENSATION
Company agrees to pay Consultant a flat consulting fee of €120.000, to be paid in forty-eight (48) equal monthly installments, with the first payment to be paid within 10 business days of the Separation Date. Company also agrees to reimburse Consultant for ordinary and necessary travel or other expenses incurred by Consultant in performing the Services and approved in advance by Company. In the event the Services requested by Company require Consultant to be away from his primary residence for more than three consecutive days, Consultant will receive a per diem of €1.000 in addition to reimbursement of his actual documented travel expenses.